Exhibit 99

China Green Material Technologies, Inc. Announces Record Full Year 2009 Results

Revenues Increase 21.8% to $13.4 Million and Operating Income Rises 19.9% to $5.3 Million

HARBIN, China, April 13 /PRNewswire-Asia-FirstCall/ -- China Green Material Technologies, Inc. (OTC Bulletin Board: CAGM; "CAGM" or "the Company"), a Chinese leader in developing and manufacturing starch-based biodegradable containers, tableware and packaging materials, today announced its financial results for the full year ended December 31, 2009.

Full year revenues increased 21.8% to $13,407,287 for the year ended December 31, 2009 compared to $11,008,513 in 2008, primarily driven by the Company's successful efforts in marketing its biodegradable products. Gross profit was $6,354,433 in 2009 versus $5,327,929 a year ago, while gross margin came in at 47.4% in 2009 and 48.4% for the full year in 2008.

Operating expenses were $1,030,861 in 2009 as compared to $888,232 for the fiscal year ended December 31, 2008, an increase of 16.1%, which reflected a credit in 2008 of $261,887 to reduce the level of allowance for doubtful accounts. Income from operations in 2009 rose 19.9% to $5,323,572 as compared to $4,439,697 in 2008, reflecting the strength of full year revenues.

The Company reported income before taxes of $4,894,136 in 2009 as compared to $4,385,907 in 2008, an 11.6% increase. Full year net income was $4,134,946 in 2009 versus $5,892,352 for the fiscal year ended December 31, 2008. The decline is primarily due to a gain of $1,506,545 related to foreign currency translation in 2008. Net income excluding foreign currency translation was $4,155,326 in 2009 as compared to $4,385,807 in 2008, a decrease of 5.3%. The year-over-year decline is primarily due to the exemption from Chinese income tax in 2008. Basic and diluted net income per share was $0.22 for the year ended December 31, 2009 compared with $0.28 for the year ended December 31, 2008. As of December 31, 2009, the Company had cash and cash equivalents of $7,321,276.

Mr. Su Zhonghao, CEO of CAGM, commented, "We are very pleased with the record results of 2009, which reflect increasing demand for our products as consumers continue to adopt environmentally-friendly, sustainable practices. Importantly, the increase of 22% in revenues is attributable to strong order flow from both new and existing customers. During the year, we took a number of important steps to position the Company for future growth. We expanded our distributor base by nearly 70% to 118 partners and increased our sales team to 38 members. Early in 2010, we made the strategic decision to significantly expand our production capacity to accommodate increasing volume and prepare for anticipated growth as we focus on developing new product categories, entering new markets and winning new customers."

Mr. Su Zhonhao continued. "Looking ahead, we believe the Company is ideally positioned to take advantage of favorable macro environmental policies and increasing awareness and demand for biodegradable products. We believe that we have an early mover advantage; proprietary technology that produces superior quality products; an experienced and cohesive team; a strong order pipeline; key operating and growth strategies designed to increase market share; and the financial flexibility to execute."

About China Green Material Technologies, Inc.

Website: http://www.21cgmt.com

China Green Material Technologies, Inc. (OTCBB: CAGM) is a China-based manufacturer of starch-based biodegradable containers, tableware and packaging products. Headquartered in Harbin city of China, the Company currently has 153 employees. The Company has developed proprietary biodegradable food packaging materials technologies.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believe," "expect," "anticipate," "optimistic," "intend," "will" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of risks and factors, including those discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risks and other factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

American Capital Ventures
Howard Gostfrand
Tel: +1-305-918-7000
Email: info@amcapventures.com
Web: http://www.amcapventures.com

HC International, Inc.
Christine Greany
Tel: +1-858-523-1732
Email: christine.greany@hcinternational.net
Web: http://www.hcinternational.net